Exhibit 4.4.6

FOR PARTICIPANTS RESIDENT IN THE UK ONLY

TELENAV, INC.

2009 EQUITY INCENTIVE PLAN

STOCK OPTION AWARD AGREEMENT – UNITED KINGDOM

Unless otherwise defined herein, the terms defined in the UK Sub-Plan of the TeleNav, Inc. 2009 Equity Incentive Plan (the “Sub-Plan”) will have the same defined meanings in this Stock Option Award Agreement – United Kingdom (the “Award Agreement”).

I. NOTICE OF STOCK OPTION GRANT

Participant Name:

Address:

You have been granted an Option to purchase Common Stock of TeleNav, Inc. (the “Company”), subject to the terms and conditions of the Sub-Plan and this Award Agreement, as follows:

Grant Number

Date of Grant

Vesting Commencement Date

Exercise Price per Share	$

Total Number of Shares Granted

Total Exercise Price	$

Type of Option:	UK Unapproved Options

Term/Expiration Date:

Vesting Schedule:

Subject to any acceleration provisions contained in the Sub-Plan or set forth below, this Option may be exercised, in whole or in part, in accordance with the following schedule:

[INSERT VESTING SCHEDULE]

Termination Period:

This Option will be exercisable for [three (3) months] after Participant ceases to be a Service Provider, unless such termination is due to Participant’s death or Disability, in which case this Option will be exercisable for [twelve (12) months] after Participant ceases to be Service Provider. Notwithstanding the foregoing, in no event may this Option be exercised after the Term/Expiration Date as provided above and may be subject to earlier termination as provided in Section [14] of the Sub-Plan.

By Participant’s signature and the signature of the Company’s representative below, Participant and the Company agree that this Option is granted under and governed by the terms and conditions of the Sub-Plan and this Award Agreement, including the Terms and Conditions of Stock Option Grant, attached hereto as Exhibit A, all of which are made a part of this document. Participant has reviewed the Sub-Plan and this Award Agreement in their entirety, has had an opportunity to obtain legal, taxation, financial and accounting, advice prior to executing this Award Agreement and fully understands all provisions of the Sub-Plan and Award Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Sub-Plan and Award Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated below.

EXECUTED and DELIVERED as a DEED by the PARTICIPANT:	TELENAV, INC.

Signature	By

Print Name	Title

Residence Address:

in the presence of:

Witness Signature

Witness Name:

Witness Residence Address:

EXHIBIT A

TERMS AND CONDITIONS OF STOCK OPTION GRANT

1. Grant of Option. The Company hereby grants to the Employee named in the Notice of Grant attached as Part I of this Award Agreement (the “Participant”) an option (the “Option”) to purchase the number of Shares, as set forth in the Notice of Grant, at the exercise price per Share set forth in the Notice of Grant (the “Exercise Price”), subject to all of the terms and conditions in this Award Agreement and the Sub-Plan, which is incorporated herein by reference. Subject to Section 19(c) of the Sub-Plan, in the event of a conflict between the terms and conditions of the Sub-Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Sub-Plan will prevail.

2. Vesting Schedule. Except as provided in Section 3, the Option awarded by this Award Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant. Shares scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in Participant in accordance with any of the provisions of this Award Agreement, unless Participant will have been continuously a Service Provider from the Date of Grant until the date such vesting occurs.

3. Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Option at any time, subject to the terms of the Sub-Plan. If so accelerated, such Option will be considered as having vested as of the date specified by the Administrator.

4. Exercise of Option.

(a) Right to Exercise. This Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the Sub-Plan and the terms of this Award Agreement.

(b) Method of Exercise. This Option is exercisable by delivery of an exercise notice, in the form attached as Exhibit B (the “Exercise Notice”) or in a manner and pursuant to such procedures as the Administrator may determine, which will state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Sub-Plan. The Exercise Notice will be completed by Participant and delivered to the Company. The Exercise Notice will be accompanied by payment of the aggregate Exercise Price, the Secondary NIC Liability and the Option Tax Liability (each, as defined below) as to all Exercised Shares together with any other applicable tax withholding. This Option will be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by such aggregate Exercise Price, the Secondary NIC Liability and the Option Tax Liability.

(c) Joint Election. As a condition of this Option, Participant agrees to accept any liability for Secondary Class 1 National Insurance Contributions (“Secondary NIC Liability”) which may be payable by the Company or Participant’s employer with respect to the grant or exercise of the Option. To accomplish the foregoing, Participant agrees to execute and deliver to the Company (before exercising the Option), a joint election between the Company and/or Participant’s employer and Participant (the “Joint Election”) in the form attached hereto as Exhibit C (or such other form as requested by the Administrator) and Participant agrees to execute such further consents or elections as may be required between Participant and any successor to the Company and/or Participant’s employer. If Participant does not enter into a Joint Election (or otherwise indemnify the Company and the Participant’s employer for the Secondary NIC Liability), or if the Joint Election is revoked at any time by HM Revenue & Customs, the Option shall become null and void without any liability to the Company and/or the Participant’s employer, may not be exercised and shall lapse with immediate effect.

5. Method of Payment. Payment of the aggregate Exercise Price will be by any of the following, or a combination thereof, at the election of Participant.

(a) cash;

(b) cheque;

(c) consideration received by the Company under a formal cashless exercise program adopted by the Company in connection with the Sub-Plan; or

(d) surrender of other Shares which have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Exercised Shares, provided that accepting such Shares, in the sole discretion of the Administrator, will not result in any adverse accounting consequences to the Company.

6. Tax Obligations.

(a) Withholding Taxes. Notwithstanding any contrary provision of this Award Agreement, no certificate representing the Shares will be issued to Participant, unless and until satisfactory arrangements (as determined by the Administrator) will have been made by Participant with respect to the payment of income, employment and other taxes which the Company determines must be withheld with respect to such Shares, including (without limitation) the Secondary NIC Liability and the Option Tax Liability in accordance with Sections 4(c) and 6(b) of this Option Agreement. To the extent determined appropriate by the Company in its discretion, it will have the right (but not the obligation) to satisfy any tax withholding obligations by reducing the number of Shares otherwise deliverable to Participant. If Participant fails to make satisfactory arrangements for the payment of any required tax withholding obligations hereunder at the time of the Option exercise, Participant acknowledges and agrees that the Company may refuse to honor the exercise and refuse to deliver Shares if such withholding amounts are not delivered at the time of exercise.

(b) Participant’s Taxation Indemnity.

(i) Indemnity. To the extent permitted by law, Participant hereby agrees to indemnify and keep indemnified the Company, and the Company as trustee for and on behalf of any related corporation, in respect of any liability or obligation of the Company and/or any related corporation to account for income tax (under PAYE) or any other taxation provisions and primary class 1 NICs in the United Kingdom (the “Option Tax Liability”) to the extent arising from the grant, exercise, assignment, release, cancellation or any other disposal of an Option or arising out of the acquisition, retention and disposal of the Shares acquired pursuant to this Option.

(ii) No Obligation to Issue Shares. The Company shall not be obliged to allot and issue any Shares or any interest in Shares pursuant to the exercise of this Option unless and until Participant has paid to the Company such sum as is, in the opinion of the Company, sufficient to indemnify the Company in full against the Option Tax Liability, or Participant has made such other arrangement as in the opinion of the Company will ensure that the full amount of any Option Tax Liability will be recovered from Participant within such period as the Company may then determine.

(iii) Right of Retention. The Company shall have the right (but not the obligation) to retain out of the aggregate number of Shares to which Participant would have otherwise been entitled upon the exercise of this Option, such number of Shares as, in the opinion of the Company, will enable the Company to sell such Shares as agent for Participant (at the best price which can be reasonably expected to be obtained at the time of the sale) and to pay over to the Company sufficient monies out of the net proceeds of sale, after deduction of all fees, commissions and expenses incurred in relation to such sale, to satisfy Participant’s liability under the indemnity at Section 6(b)(i) and to return any balance of sale proceeds to Participant (after deduction of all fees, commissions and expenses incurred in relation to such sale).

(c) The Participant hereby appoints the Company (acting by any of its directors from time to time) as the Participant’s agent and attorney to:

(i) sell the Participant’s Shares in accordance with Section 6(b)(iii) and deal with the proceeds of that sale in accordance with Section 6(b)(iii); and

(ii) execute any Joint Election required to be entered into under Section 4(c) in the Participant’s name and on the Participant’s behalf.

The Company may appoint one or more persons to act as substitute agent(s) and attorney(s) for the Participant and to exercise one or more of the powers conferred on the Company by the power of attorney set out in this Section 6(c), other than the power to appoint a substitute attorney.

The Company may subsequently revoke any such appointment.

The power of attorney set out in this Section 6(c) shall be irrevocable, save with the consent of the Company, and is given by way of security to secure the interest of the Company (for itself and as trustee under this Option on behalf of any employer or former employer of the Participant) as a person liable to account for or pay any Option Tax Liability or Secondary NIC Liability.

The Participant declares that a person who deals in good faith with the Company or any substitute attorney as the Participant’s attorney appointed under this Section 6(c) may accept a written statement signed by that person to the effect that this power of attorney has not been revoked as conclusive evidence of that fact.

(d) Code Section 409A. To the extent Participant is or becomes subject to U.S. Federal income taxation, this subsection (d) shall apply. Under Code Section 409A, an option that vests after December 31, 2004 (or that vested on or prior to such date but which was materially modified after October 3, 2004) that was granted with a per Share exercise price that is determined by the Internal Revenue Service (the “IRS”) to be less than the Fair Market Value of a Share on the date of grant (a “Discount Option”) may be considered “deferred compensation.” A Discount Option may result in (i) income recognition by Participant prior to the exercise of the option, (ii) an additional twenty percent (20%) federal income tax, and (iii) potential penalty and interest charges. The Discount Option may also result in additional state income, penalty and interest charges to the Participant. Participant acknowledges that the Company cannot and has not guaranteed that the IRS will agree that the per Share exercise price of this Option equals or exceeds the Fair Market Value of a Share on the Date of Grant in a later examination. Participant agrees that if the IRS determines that the Option was granted with a per Share exercise price that was less than the Fair Market Value of a Share on the date of grant, Participant will be solely responsible for Participant’s costs related to such a determination.

7. Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant. After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

8. No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THE OPTION OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

9. Acknowledgments.

(a) Participant acknowledges receipt of a copy of the Sub-Plan and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all of the terms and provisions thereof. Participant has reviewed the Sub-Plan and this Award Agreement in their entirety, has had an opportunity to obtain legal, taxation, financial and accounting advice prior to executing this Award Agreement and fully understands all provisions of the Option. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Sub-Plan or this Award Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated below.

(b) The Company (which may or may not be Participant’s employer) is granting the Option. The Company will administer the Sub-Plan from outside Participant’s country of residence, and United States law will govern all Options granted under the Sub-Plan.

(c) Participant acknowledges that benefits and rights provided under the Sub-Plan are wholly discretionary and, although provided by the Company, do not constitute regular or periodic payments. Unless otherwise required by Applicable Law, the benefits and rights provided under the Sub-Plan are not to be considered part of Participant’s salary or compensation for purposes of calculating any severance, resignation, redundancy or other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments, benefits or rights of any kind. Participant waives any and all rights to compensation or damages as a result of his ceasing to be a Service Provider with the Company or the Participant’s employer for any reason whatsoever insofar as those rights result or may result from:

(i) the loss or diminution in value of such rights under the Sub-Plan, or

(ii) Participant ceasing to have any rights under, or ceasing to be entitled to any rights under the Sub-Plan as a result of such termination.

(d) The grant of the Option, and any future grant of Options under the Sub-Plan is entirely voluntary, and at the complete discretion of the Company. Neither the grant of the Option nor any future grant of an Option by the Company will be deemed to create any obligation to grant any further Options, whether or not such a reservation is explicitly stated at the time of such a grant. The Company has the right, at any time, to amend, suspend or terminate the Sub-Plan.

(e) The Sub-Plan will not be deemed to constitute, and will not be construed by Participant to constitute, part of the terms and conditions of employment, and neither the Company or the Participant’s employer will incur any liability of any kind to Participant as a result of any change or amendment, or any cancellation, of the Sub-Plan at any time. The rights and obligations of Participant under the terms of his or her office or employment with Participant’s employer shall not be affected by the grant of the Option.

(f) Participation in the Sub-Plan will not be deemed to constitute, and will not be deemed by Participant to constitute, an employment or labor relationship of any kind with the Company.

(g) By entering into this Award Agreement, and as a condition of the grant of the Option, Participant consents to the collection, use, and transfer of personal data as described in this subsection to the full extent permitted by and in full compliance with Applicable Law.

(i) Participant understands that the Company, its Parent or any Subsidiary may hold certain personal information about Participant, including, but not limited to, name, home address and telephone number, date of birth, social insurance number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Options or other entitlement to Shares awarded, canceled, exercised, vested, unvested, or outstanding in Participant’s favor, for the purpose of managing and administering the Sub-Plan (“Data”).

(ii) Participant further understands that the Company and/or its Subsidiaries will transfer Data among themselves as necessary for the purposes of implementation, administration, and management of Participant’s participation in the Sub-Plan, and that the Company and/or its Subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration, and management of the Sub-Plan (“Data Recipients”).

(iii) Participant understands that these Data Recipients may be located in Participant’s country of residence or elsewhere. Participant authorizes the Data Recipients to receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing Participant’s participation in the Sub-Plan, including any transfer of such Data, as may be required for the administration of the Sub-Plan and/or the subsequent holding of Shares on Participant’s behalf, to a broker or third party with whom the Shares acquired on exercise may be deposited.

(iv) Participant understands that Participant may, at any time, review the Data, request that any necessary amendments be made to it, or withdraw Participant’s consent herein in writing by contacting the Company. Participant further understands that withdrawing consent may affect Participant’s ability to participate in the Sub-Plan.

(h) Participant understands that Participant may suffer adverse tax consequences as a result of the grant, exercise, assignment, cancellation or other disposal of the Option or the Participant’s purchase or disposition of the Shares. Participant represents that Participant has consulted with any tax consultants Participant deems advisable in connection with the grant, exercise, assignment, cancellation or other disposal of the Option or the Participant’s purchase or disposition of the Shares and that Participant is not relying on the Company for any tax advice. Participant shall have no rights to compensation or damages on account of any tax or national insurance contributions liability which arises or is increased (or is claimed to arise or be increased) in whole or in part as a result of the grant, exercise, assignment, cancellation or other disposal of the Option or because of the Participant’s purchase or disposition of the Shares.

(i) Participant has received the terms and conditions of this Award Agreement and any other related communications, and Participant consents to having received these documents in English.

10. Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company, in care of its [TITLE] at TeleNav, Inc., 1130 Kifer Road, Sunnyvale, California 94086, or at such other address as the Company may hereafter designate in writing.

11. Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Participant only by Participant.

12. Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

13. Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority. Assuming such compliance, for income tax purposes the Exercised Shares will be considered transferred to Participant on the date the Option is exercised with respect to such Exercised Shares.

14. Sub-Plan Governs. This Award Agreement is subject to all terms and provisions of the Sub-Plan. In the event of a conflict between one or more provisions of this Award Agreement and one or more provisions of the Sub-Plan, the provisions of the Sub-Plan will govern. Capitalized terms used and not defined in this Award Agreement will have the meaning set forth in the Sub-Plan.

15. Administrator Authority. The Administrator will have the power to interpret the Sub-Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Sub-Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Shares subject to the Option have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Sub-Plan or this Award Agreement.

16. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to Options awarded under the Sub-Plan or future Options that may be awarded under the Sub-Plan by electronic means or request Participant’s consent to participate in the Sub-Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Sub-Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.

17. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

18. Agreement Severable. In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.

19. Modifications to the Agreement. This Award Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement or the Sub-Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Sub-Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Code Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code in connection to this Option.

20. Amendment, Suspension or Termination of the Sub-Plan. By accepting this Award, Participant expressly warrants that he or she has received an Option under the Sub-Plan, and has received, read and understood a description of the Sub-Plan. Participant understands that the Sub-Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.

21. Governing Law. This Award Agreement will be governed by the laws of the State of [California], without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Option or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of [California], and agree that such litigation will be conducted in the courts of [Santa Clara County], [California], or the federal courts for the United States for the [Northern District of California], and no other courts, where this Option is made and/or to be performed.

EXHIBIT B

TELENAV, INC.

2009 EQUITY INCENTIVE PLAN

EXERCISE NOTICE

TeleNav, Inc.

1130 Kifer Road

Sunnyvale, California 94086

Attention: [            ]

1. Exercise of Option. Effective as of today,                     ,                     , the undersigned (“Purchaser”) hereby elects to purchase          shares (the “Shares”) of the Common Stock of TeleNav, Inc. (the “Company”) under and pursuant to the UK Sub-Plan of the TeleNav Inc 2009 Equity Incentive Plan (the “Sub-Plan”) and the Stock Option Award Agreement - United Kingdom, dated                      (the “Award Agreement”). The purchase price for the Shares will be $        , as required by the Award Agreement.

2. Delivery of Payment. Purchaser herewith delivers to the Company the full purchase price of the Shares and any required tax withholding to be paid in connection with the exercise of the Option.

3. Representations of Purchaser. Purchaser acknowledges that Purchaser has received, read and understood the Sub-Plan, the Award Agreement and the Joint Election and agrees to abide by and be bound by their terms and conditions.

4. Rights as Stockholder. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the Shares, no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to the Option, notwithstanding the exercise of the Option. The Shares so acquired will be issued to Participant as soon as practicable after exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date of issuance, except as provided in Section 14 of the Sub-Plan.

5. Tax Consultation. Purchaser understands that Purchaser may suffer adverse tax consequences as a result of Purchaser’s purchase or disposition of the Shares. Purchaser represents that Purchaser has consulted with any tax consultants Purchaser deems advisable in connection with the purchase or disposition of the Shares and that Purchaser is not relying on the Company for any tax advice. Purchaser shall have no rights to compensation or damages on account of any tax or national insurance contributions liability which arises or is increased (or is claimed to arise or be increased) in whole or in part because of the Purchaser’s purchase or disposition of the Shares.

6. Entire Agreement; Governing Law. The Sub-Plan and Award Agreement are incorporated herein by reference. This Exercise Notice, the Sub-Plan, the Award Agreement and the Joint Election constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Purchaser with respect to the subject matter hereof, and may not be modified adversely to the Purchaser’s interest except by means of a writing signed by the Company and Purchaser. This agreement is governed by the internal substantive laws, but not the choice of law rules, of the State of [California].

Submitted by:	Accepted by:

PURCHASER:	TELENAV, INC

Signature	By

Print Name	Title

Address:

Date Received

EXHIBIT C

Joint Election for the transfer of Employer’s

National Insurance Contributions to the employee

1. Between

The Company [insert name of company] (‘the Secondary Contributor’ who is the employer), whose Registered Office is at [insert address and Company Registration number], and

[insert name of employee], ‘the Employee’, whose National Insurance number is [eg AA 000000 A].

2. Purpose and scope of election

(a)	This election covers the

(Delete as appropriate)

•	grant of employment related securities options

•	the award of employment related restricted securities and/ or

•	the award of employment related convertible securities

under [enter names of all Schemes/Plans/Individual awards or grants that may be used]

•	Scheme

•	Plan

•	Individual awards or grants

(Delete as appropriate)

•	on [DD/MM/YYYY] or

•	between [DD/MM/YYYY] and [DD/MM/YYYY] or

•	on or after [DD/MM/YYYY]

(b)	This joint election is made in accordance with Paragraph 3B(1) of Schedule 1 of the Social Security Contributions and Benefits Act 1992 (‘SSCBA 1992’).

(c)	The Company requests the Employee to enter into this joint election to transfer the liability for the secondary contributor’s National Insurance contributions that arise on any relevant employment income covered by this election from the secondary contributor to the Employee.

(d)	The employer’s National Insurance liability that shall transfer from the employer to the Employee under this joint election is the whole of the secondary liability.

Relevant employment income from securities and options specified in 2(a) on which employer’s National Insurance Contributions becomes due is defined as:

i.	an amount that counts as employment income of the earner under section 426 of ITEPA 2003 (restricted securities: charge on certain post-acquisition events),

ii.	an amount that counts as employment income of the earner under section 438 of that Act (convertible securities: charge on certain post-acquisition events), or

iii.	any gain that is treated as remuneration derived from the earner’s employment by virtue of section 4(4)(a) SSCBA 1992.

(e)	This joint election will not apply to the extent that it relates to relevant employment income which is employment income of the earner by virtue of Chapter 3A of Part 7 of ITEPA 2003 (employment income: securities with artificially depressed market value).

(f)	This election does not apply in relation to any liability, or any part of any liability, arising as a result of regulations being given retrospective effect by virtue of section 4B(2) of either the Social Security Contributions and Benefits Act 1992 or the Social Security Contributions and Benefits (Northern Ireland) Act 1992.

3. Arrangements for payment of secondary NICs

(a)	In signing this joint-election the Employee authorises the Company, or other body (if applicable), to recover an amount sufficient to cover the liability for the employer’s National Insurance contributions transferred under this election in accordance with the arrangements summarised below.

•	A deduction from salary or other payments due.

•	The delivery in cleared funds from the Employee in sufficient time to enable the Company to make payment to H M Revenue & Customs (HMRC).

•

The sale of sufficient shares acquired from the Employee’s securities option following notification to the Company Secretary/Scheme Administrator (delete as necessary or add other party if applicable), the proceeds of which must be delivered to the Company in sufficient time for payment to be made to HMRC by the due date.

•	A deduction from any cash payment, treated as Relevant Employment Income, given to the Employee.

•

Where the proceeds of the gain are to be made through a third party, the Employee will authorise that party to withhold an amount from the payment or to sell shares sufficient to cover the secondary NICs transferred. Such amount will be paid in sufficient time to enable the Company to make payment to HMRC by the due date.

(b)	The Company and the Employee will ensure that payment of the liability for the secondary NICs will be made to HMRC within 14 days following the end of the Income Tax month in which the relevant employment income arises – the due date.

The Employee understands that in making this election they will be personally liable for the secondary NICs covered by this election.

4. Duration of this election

(a)	This joint election shall continue in force from the time it is made until whichever of the following first takes place:

•	The Company gives notice to the Employee terminating the joint election, or

•	it is cancelled jointly by the Company and the Employee. or

•	it ceases to have effect in accordance with the terms of the joint election, or

•	HMRC serves notice on the Company that the approval of the joint election has been withdrawn.

(b)	The terms of this joint-election will continue in full force regardless of whether the Employee ceases to be an employee of the Company.

5. Declaration

In signing this joint election both the Company and the Employee agree to be bound by its terms as stated above.

Signature of Employee	Date

/ /

Signature for the Company	Date

/ /

Position in Company